Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on: Form S-8/S-3 No. 333-86761 pertaining to the 1997 Recruitment Stock Option Plan of I-Link Incorporated; Form S-8/S-3 No. 333-88881 pertaining to Various Written Compensation Contracts of I-Link Incorporated; Form S-8/S-3 No. 333-08483 pertaining to the 1995 MedCross, Inc. Employee Stock Option and Appreciation Rights Plan of MedCross, Inc.; Form S-8/S-3 No. 333-08477 pertaining to the 1995 MedCross, Inc. Director Stock Option and Appreciation Rights Plan of MedCross, Inc.; and Form S-8 No. 33-81646 pertaining to the 1994 Director Stock Option Plan of MedCross, Inc. of our report dated March 25, 2003 relating to the consolidated financial statements, which appears in this Form 10-K.

PricewaterhouseCoopers LLP
Salt Lake City, Utah
April 30, 2003